[EXECUTION COPY]




                          $200,000,000

                        CREDIT AGREEMENT

                  Dated as of December 22, 1993

                              Among

                        BROWN GROUP, INC.

                           as Borrower

                               and

                    THE LENDERS NAMED THEREIN

                           as Lenders

                               and

               THE FIRST NATIONAL BANK OF CHICAGO

                            as Agent

                               and

            THE BOATMEN'S NATIONAL BANK OF ST. LOUIS

                               and

                         CITIBANK, N.A.


                           as Co-Agents

                         CREDIT AGREEMENT

                          TABLE OF CONTENTS


ARTICLE I        DEFINITIONS . . . . . . . . . . . . . . . . .   1

ARTICLE II      THE FACILITY . . . . . . . . . . . . . . . . .  14

   2.1.     The Facility . . . . . . . . . . . . . . . . . . .  14
       2.1.1.   Description of Facility. . . . . . . . . . . .  14
       2.1.2.   Availability of Facility; Required
            Payments . . . . . . . . . . . . . . . . . . . . .  14
   2.2.     Committed Advances . . . . . . . . . . . . . . . .  14
       2.2.1.   Committed Advances . . . . . . . . . . . . . .  14
       2.2.2.   Types of Committed Advances. . . . . . . . . .  15
       2.2.3.   Method of Selecting Types and Interest
            Periods for
                New Committed Advances . . . . . . . . . . . .  15
       2.2.4.   Conversion and Continuation of
            Outstanding
                Committed Advances . . . . . . . . . . . . . .  15
       2.2.5.   Applicable Margins . . . . . . . . . . . . . .  16
   2.3.     Competitive Bid Advances . . . . . . . . . . . . .  17
       2.3.1.   Competitive Bid Option; Repayment of
                Competitive Bid Advances . . . . . . . . . . .  17
       2.3.2.   Competitive Bid Quote Request. . . . . . . . .  17
       2.3.3.   Invitation  for  Competitive   Bid
            Quotes . . . . . . . . . . . . . . . . . . . . . .  18
       2.3.4.   Submission and Contents of Competitive
            Bid Quotes . . . . . . . . . . . . . . . . . . . .  18
       2.3.5.   Notice to the Borrower . . . . . . . . . . . .  20
       2.3.6.   Acceptance and Notice by the Borrower. . . . .  20
       2.3.7.   Allocation by the Agent. . . . . . . . . . . .  21
   2.4.     Fees . . . . . . . . . . . . . . . . . . . . . . .  21
       2.4.1.   Agency and Administration Fees . . . . . . . .  21
       2.4.2.   Commitment Fees. . . . . . . . . . . . . . . .  21
       2.4.3.   Excess Usage Fees. . . . . . . . . . . . . . .  21
   2.5.     General Facility Terms . . . . . . . . . . . . . .  22
       2.5.1.   Method of Borrowing. . . . . . . . . . . . . .  22
       2.5.2.   Minimum Amount of Each Committed
            Advance. . . . . . . . . . . . . . . . . . . . . .  22
       2.5.3.   Optional Principal Payments. . . . . . . . . .  22
       2.5.4.   Interest Periods . . . . . . . . . . . . . . .  23
       2.5.5.    Availability of Eurodollar Rates;
            Rate after Maturity. . . . . . . . . . . . . . . .  23
       2.5.6.   Interest Payment Dates; Interest and
            Fee Basis. . . . . . . . . . . . . . . . . . . . .  23
       2.5.7.   Method of Payment. . . . . . . . . . . . . . .  24
       2.5.8.   Notes; Telephonic Notices. . . . . . . . . . .  24
       2.5.9.   Notification of Advances, Interest
            Rates and Prepayments. . . . . . . . . . . . . . .  24
       2.5.10.  Non-Receipt of Funds by the Agent. . . . . . .  25
       2.5.11.  Cancellation . . . . . . . . . . . . . . . . .  25
       2.5.12.  Lending Installations. . . . . . . . . . . . .  25
       2.5.13.  Taxes. . . . . . . . . . . . . . . . . . . . .  26
       2.5.14.   Withholding Tax Exemption . . . . . . . . . .  26
   2.6.     Commitment Extensions. . . . . . . . . . . . . . .  26
       2.6.1.   Extensions of the Commitments. . . . . . . . .  26
       2.6.2.   Termination of Lenders . . . . . . . . . . . .  27
       2.6.3.   Successor Lenders. . . . . . . . . . . . . . .  28


ARTICLE III     CHANGE IN CIRCUMSTANCES. . . . . . . . . . . .  28

   3.1.     Yield Protection . . . . . . . . . . . . . . . . .  28
   3.2.     Changes in Capital Adequacy Regulations. . . . . .  29
   3.3.     Availability of Types of Advances. . . . . . . . .  30
   3.4.     Funding Indemnification. . . . . . . . . . . . . .  30
   3.5.     Lender Statements; Survival of Indemnity . . . . .  30


ARTICLE IV  CONDITIONS PRECEDENT . . . . . . . . . . . . . . .  31

   4.1.     Initial Advance. . . . . . . . . . . . . . . . . .  31
   4.2.     Each Advance . . . . . . . . . . . . . . . . . . .  32

ARTICLE V   REPRESENTATIONS AND WARRANTIES . . . . . . . . . .  32

    5.1.    Corporate Existence and Standing . . . . . . . . .  33
    5.2.    Authorization and Validity . . . . . . . . . . . .  33
    5.3.    No Conflict; Government Consent. . . . . . . . . .  33
    5.4.    Financial Statements . . . . . . . . . . . . . . .  33
    5.5.    Material Adverse Change. . . . . . . . . . . . . .  33
    5.6.    Taxes. . . . . . . . . . . . . . . . . . . . . . .  34
    5.7.    Litigation and Contingent Obligations. . . . . . .  34
    5.8.    Subsidiaries . . . . . . . . . . . . . . . . . . .  34
    5.9.    ERISA. . . . . . . . . . . . . . . . . . . . . . .  34
    5.l0. Accuracy of Information. . . . . . . . . . . . . . .  34
    5.11. Regulation U . . . . . . . . . . . . . . . . . . . .  35
    5.12. Material Agreements. . . . . . . . . . . . . . . . .  35
    5.13. Compliance With Laws . . . . . . . . . . . . . . . .  35
    5.14. Ownership of Properties. . . . . . . . . . . . . . .  35
    5.15. Investment Company Act . . . . . . . . . . . . . . .  35
    5.16. Public Utility Holding Company Act . . . . . . . . .  35


ARTICLE VI  COVENANTS. . . . . . . . . . . . . . . . . . . . .  36

    6.1.    Financial Reporting. . . . . . . . . . . . . . . .  36
    6.2.    Use of Proceeds. . . . . . . . . . . . . . . . . .  38
    6.3.    Notice of Default. . . . . . . . . . . . . . . . .  38
    6.4.    Conduct of Business. . . . . . . . . . . . . . . .  38
    6.5.    Taxes. . . . . . . . . . . . . . . . . . . . . . .  38
    6.6.    Insurance. . . . . . . . . . . . . . . . . . . . .  38
    6.7.    Compliance with Laws . . . . . . . . . . . . . . .  38
    6.8.    Maintenance of Properties. . . . . . . . . . . . .  38
    6.9.    Inspection . . . . . . . . . . . . . . . . . . . .  39
    6.10. Subsidiary  Indebtedness . . . . . . . . . . . . . .  39
    6.11. Merger . . . . . . . . . . . . . . . . . . . . . . .  39
    6.12. Sale of Assets . . . . . . . . . . . . . . . . . . .  40
    6.13. Sale of Accounts . . . . . . . . . . . . . . . . . .  40
    6.14. Investments and Acquisitions . . . . . . . . . . . .  40
    6.15. Contingent Obligations . . . . . . . . . . . . . . .  42
    6.16. Liens. . . . . . . . . . . . . . . . . . . . . . . .  42
    6.17. Letters of Credit. . . . . . . . . . . . . . . . . .  43
    6.18. Affiliates . . . . . . . . . . . . . . . . . . . . .  43
    6.19. Ratio of Long-Term Debt to Consolidated
       Capitalization. . . . . . . . . . . . . . . . . . . . .  44
    6.20. Working Capital. . . . . . . . . . . . . . . . . . .  44
    6.21. Consolidated Tangible Net Worth. . . . . . . . . . .  44
    6.22. Fixed Charge Coverage. . . . . . . . . . . . . . . .  44


ARTICLE VII DEFAULTS . . . . . . . . . . . . . . . . . . . . .  44


ARTICLE VIII    ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES  47

    8.1.    Acceleration . . . . . . . . . . . . . . . . . . .  47
    8.2.    Amendments . . . . . . . . . . . . . . . . . . . .  47
    8.3.    Preservation of Rights . . . . . . . . . . . . . .  48

ARTICLE IX  GENERAL PROVISIONS . . . . . . . . . . . . . . . .  48

    9.1.    Survival of Representations. . . . . . . . . . . .  48
    9.2.    Governmental Regulation. . . . . . . . . . . . . .  49
    9.3.    Taxes. . . . . . . . . . . . . . . . . . . . . . .  49
    9.4.    Headings . . . . . . . . . . . . . . . . . . . . .  49
    9.5.    Entire Agreement . . . . . . . . . . . . . . . . .  49
    9.6.    Several Obligations; Benefits of this
       Agreement . . . . . . . . . . . . . . . . . . . . . . .  49
    9.7.    Expenses; Indemnification. . . . . . . . . . . . .  49
    9.8.    Numbers of Documents . . . . . . . . . . . . . . .  50
    9.9.    Accounting . . . . . . . . . . . . . . . . . . . .  50
   9.10. Severability of Provisions. . . . . . . . . . . . . .  50
   9.11. Nonliability of Lenders . . . . . . . . . . . . . . .  50
   9.12. CHOICE OF LAW . . . . . . . . . . . . . . . . . . . .  50
   9.13. CONSENT TO JURISDICTION . . . . . . . . . . . . . . .  50
   9.14. WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . .  51
   9.15. Confidentiality . . . . . . . . . . . . . . . . . . .  51



ARTICLE X   THE AGENT. . . . . . . . . . . . . . . . . . . . .  51

   10.1.  Appointment. . . . . . . . . . . . . . . . . . . . .  51
   10.2.  Powers . . . . . . . . . . . . . . . . . . . . . . .  51
   10.3.  General Immunity . . . . . . . . . . . . . . . . . .  51
   10.4.  No Responsibility for Loans, Recitals, etc.. . . . .  52
   10.5.  Action on Instructions of Lenders. . . . . . . . . .  52
   10.6.  Employment of Agents and Counsel . . . . . . . . . .  52
   10.7.  Reliance on Documents; Counsel . . . . . . . . . . .  52
   10.8.  Agent's Reimbursement and Indemnification. . . . . .  53
   10.9.  Rights as a Lender . . . . . . . . . . . . . . . . .  53
   10.l0. Lender Credit Decision . . . . . . . . . . . . . . .  53
   10.11. Successor Agent. . . . . . . . . . . . . . . . . . .  54
   10.12. Co-Agents. . . . . . . . . . . . . . . . . . . . . .  54


ARTICLE XI  SETOFF; RATABLE PAYMENTS . . . . . . . . . . . . .  54

   11.1.  Setoff . . . . . . . . . . . . . . . . . . . . . . .  55
   11.2.  Ratable Payments . . . . . . . . . . . . . . . . . .  55


ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS.  55

   12.1.  Successors and Assigns . . . . . . . . . . . . . . .  55
   12.2.  Participations . . . . . . . . . . . . . . . . . . .  56
       12.2.1  Permitted Participants; Effect. . . . . . . . .  56
       12.2.2.  Voting Rights. . . . . . . . . . . . . . . . .  56
       12.2.3.  Benefit of Setoff. . . . . . . . . . . . . . .  56
   12.3. Assignments . . . . . . . . . . . . . . . . . . . . .  56
       12.3.1.  Permitted Assignments. . . . . . . . . . . . .  57
       12.3.2.  Effect; Effective Date . . . . . . . . . . . .  57
   12.4. Dissemination of Information. . . . . . . . . . . . .  57
   12.5. Tax Treatment . . . . . . . . . . . . . . . . . . . .  58


ARTICLE XIII    NOTICES. . . . . . . . . . . . . . . . . . . .  58

   13.1.  Giving Notice. . . . . . . . . . . . . . . . . . . .  58
   13.2.  Change of Address. . . . . . . . . . . . . . . . . .  58


ARTICLE XIV COUNTERPARTS . . . . . . . . . . . . . . . . . . .  58

EXHIBIT "A-1"   COMMITTED NOTE . . . . . . . . . . . . . . . .  63

EXHIBIT "A-2"   COMPETITIVE BID NOTE . . . . . . . . . . . . .  65

EXHIBIT "B"     COMPLIANCE CERTIFICATE . . . . . . . . . . . .  67

EXHIBIT "C"     COMPETITIVE BID QUOTE REQUEST. . . . . . . . .  71

EXHIBIT "D"     INVITATION FOR COMPETITIVE BID QUOTES. . . . .  72

EXHIBIT "E"     COMPETITIVE BID QUOTE. . . . . . . . . . . . .  73

EXHIBIT "F"     ASSIGNMENT AGREEMENT . . . . . . . . . . . . .  75

EXHIBIT "I"     NOTICE OF ASSIGNMENT . . . . . . . . . . . . .  79

EXHIBIT "II"        CONSENT AND RELEASE. . . . . . . . . . . .  82

EXHIBIT "G"     LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION  83

EXHIBIT "H"     FORM OF OPINION. . . . . . . . . . . . . . . .  84

EXHIBIT "I"     FORM OF CONFIDENTIALITY LETTER . . . . . . . .  86

     This Agreement, dated as of December 22, 1993, is among Brown Group, Inc., the Lenders, The First National Bank of Chicago, as
Agent, and The Boatmen's National Bank of St. Louis and Citibank, N.A., as Co-Agents. The parties hereto agree as follows:


                            ARTICLE I

                           DEFINITIONS


     As used in this Agreement:

     "Absolute Rate" means, with respect to a Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.3.6(ii).

     "Absolute Rate Advance" means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Borrower at the same time and for the same Absolute Rate Interest Period.

     "Absolute Rate Auction" means a solicitation of Competitive
Bid Quotes setting forth Absolute Rates pursuant to Section 2.3.

     "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance or an Absolute Rate Loan, a period of not more than 270 days commencing on a Business Day selected by the Borrower pursuant to this Agreement. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

     "Absolute Rate Loan" means a Loan which bears interest at an Absolute Rate.

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going concern, business or all or substantially all of the assets of any firm, corporation or division thereof, or limited liability company, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

     "Advance" means a Committed Advance or a Competitive Bid
Advance, as applicable.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders hereunder, as reduced from time to time pursuant to the terms hereof.

     "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

     "Alternate Base Rate" means, on any date and with respect to all Floating Rate Advances, a fluctuating rate of interest per annum equal to the higher of (i) the Federal Funds Effective Rate most recently determined by the Agent plus 1/2% per annum and (ii) the Corporate Base Rate. Changes in the rate of interest on each Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. The Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate, provided, however, that the Agent's failure to give any such notice will not affect the Borrower's obligation to pay interest to the Lenders on Floating Rate Advances at the then effective Alternate Base Rate.

     "Applicable Margin" means the respective margin percentages for each Eurodollar Committed Advance and commitment fee calculation determined in accordance with the terms of Section
2.2.5.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means each of the officers of the Borrower set forth in the Certificate of Incumbency delivered pursuant to Section 4.1(ii), acting singly.

     "Borrower" means Brown Group, Inc., a New York corporation, and its permitted successors and assigns.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Committed Advances or Eurodollar Bid Rate Advances, a day other than Saturday or Sunday on which banks are open for business in Chicago and New York City and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago and New York City.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting
Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Cash Flow" means, for any period of determination for the Borrower and its Subsidiaries on a consolidated basis, (i) the sum of (a) Pre-tax Income, minus extraordinary gains other than Extraordinary Cash Gains of up to $8,000,000 in the aggregate for any period of determination, plus (b) Extraordinary Non-Cash Losses, plus (c) allowance for depreciation and amortization, plus
(d) Interest Expense, plus (e) Rentals, minus (ii) capital expenditures.

     "Change in Control" means, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower.

     "Cloth World" means any one or more of the following: Cloth World, Inc., any of its Subsidiaries, CW Wholesale One L.P., a Texas Limited Partnership, and those assets of Brown Group Retail, Inc. which are comprised of CLOTH WORLD retail fabric stores and their operations, as reported for financial statement purposes.

     "Code" means, the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, for each Lender, the obligation of the Lender to make Loans to the Borrower not exceeding the amount set forth opposite its signature below or as set forth in an applicable Assignment Agreement in the form of Exhibit "F" hereto received by the Agent under the terms of Section 12.3, as such amount may be modified from time to time pursuant to the terms of this Agreement.

     "Committed Advance" means a borrowing hereunder consisting of the aggregate amount of the several Committed Loans made by the Lenders to the Borrower at the same time, of the same Type and, in the case of Fixed Rate Advances, for the same Interest Period.

     "Committed Borrowing Notice" is defined in Section 2.2.3.

     "Committed Loan" means a Loan made by a Lender pursuant to
Section 2.2.

     "Committed Note" means a promissory note in substantially the form of Exhibit "A-1" hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower for the account of a Lender and payable to the order of such Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Competitive Bid Advance" means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid
Loans made by some or all of the Lenders to the Borrower at the same time, at the same interest basis, and for the same Interest
Period.

     "Competitive Bid Borrowing Notice" is defined in Section
2.3.6.

     "Competitive Bid Loan" means a Eurodollar Bid Rate Loan or an Absolute Rate Loan, as the case may be.

     "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Base Rate.

     "Competitive Bid Note" means a promissory note in substantially the form of Exhibit "A-2" hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

     "Competitive Bid Quote" means a Competitive Bid Quote substantially in the form of Exhibit "E" hereto completed and delivered by a Lender to the Agent in accordance with Section
2.3.4.

     "Competitive Bid Quote Request" means a Competitive Bid Quote Request substantially in the form of Exhibit "C" hereto completed and delivered by the Borrower to the Agent in accordance with
Section 2.3.2.

     "Condemnation" is defined in Section 7.8.

     "Consenting Lender" is defined in Section 2.6.1.

     "Consolidated Capitalization" means, at any date of determination, the sum of (i) Consolidated Tangible Net Worth plus
(ii) Long Term Debt.

     "Consolidated Tangible Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles, less their consolidated Intangible Assets, all determined as of such date.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, take-or-pay contract or application for a Letter of Credit provided, however, that obligations in respect of accounts payable and other similar obligations of the Borrower or any Subsidiary arising in the ordinary course of business payable on terms customary in the trade shall not be considered Contingent Obligations hereunder.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.2.4.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

     "Default" means an event described in Article VII.

     "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time and any rule or regulation issued thereunder.

     "Eurodollar Auction" means a solicitation of Competitive Bid
Quotes setting forth Competitive Bid Margins pursuant to Section
2.3.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Committed Advance or Eurodollar Bid Rate Advance for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan, in the case of a Eurodollar Committed Advance, or, if applicable, in the approximate amount of the requested Eurodollar Bid Rate Advance, and having a maturity approximately equal to such Eurodollar Interest Period.

     "Eurodollar Bid Rate" means, with respect to a Loan made by a given Lender for the relevant Eurodollar Interest Period, the sum of (i) the Eurodollar Base Rate and (ii) the Competitive Bid Margin offered by such Lender and accepted by the Borrower pursuant to
Section 2.3.6(i).

     "Eurodollar Bid Rate Advance" means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

     "Eurodollar Bid Rate Loan" means a Competitive Bid Loan which bears interest at a Eurodollar Bid Rate.

     "Eurodollar Committed Advance" means an Advance which bears interest at a Eurodollar Rate requested by the Borrower pursuant to
Section 2.2.

     "Eurodollar Committed Loan" means a Loan which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

     "Eurodollar Interest Period" means, with respect to a Eurodollar Committed Advance, a Eurodollar Committed Loan, a Eurodollar Bid Rate Advance or a Eurodollar Bid Rate Loan, a period of one, two, three or six months, and if available from all of the Lenders, nine or twelve months, in each case commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date of commencement one, two, three, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Loan" means a Eurodollar Committed Loan or a
Eurodollar Bid Rate Loan, as applicable.

     "Eurodollar Rate" means, with respect to a Eurodollar Committed Advance or a Eurodollar Committed Loan for each day during the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period plus (ii) the Applicable Margin for such day. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

     "Extension Period" is defined in Section 2.6.1.

     "Extraordinary Cash Gains" means the positive cash effect included in Pre-Tax Income of non-recurring and/or non-operating credits, including, without limitation, gains on sales of assets, but excluding the effect of the elimination of any portion of a Subsidiary's LIFO Reserve.

     "Extraordinary Non-Cash Losses" means the negative effect included in Pre-Tax Income of non-recurring and/or non-operating charges that do not require the outlay of cash, including, without limitation, the cumulative effect of accounting changes, fixed asset write-offs and inventory mark-downs included as part of restructuring charges.

     "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business
Day) by the Federal Reserve Bank of New York; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors and assigns.

     "Fixed Charges" means, for any period of determination, the sum of (i) Interest Expense plus (ii) Rentals.

     "Fixed Rate" means a Eurodollar Rate, a Eurodollar Bid Rate or an Absolute Rate.

     "Fixed Rate Advance" means an Advance which bears interest at a Fixed Rate.

     "Fixed Rate Loan" means a Loan which bears interest at a Fixed
Rate.

     "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable and other similar obligations arising in the ordinary course of such Person's business payable on terms customary in the trade),
(iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) net liabilities in respect of Rate Hedging Obligations, and (vii) Contingent Obligations.

     "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to October 30, 1993 in the book value of any asset owned by the Borrower or a Subsidiary, (ii) investments in an aggregate amount in excess of $30,000,000 in unconsolidated Subsidiaries and equity investments in Persons which are not Subsidiaries (other than Investments permitted by the terms of Section 6.14(viii))and
(iii) all unamortized debt discount and expense, unamortized deferred charges (other than prepaid expenses and net pension assets recognized on the Borrower's consolidated balance sheet), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other items treated as intangibles under Agreement Accounting Principles.

     "Interest Expense" means, for any period of determination for the Borrower and its Subsidiaries on a consolidated basis and after eliminating all intercompany transactions in accordance with Agreement Accounting Principles, all interest expense (including amortization of debt discount and expense and imputed interest on Capitalized Lease Obligations).

     "Interest Period" means a Eurodollar Interest Period or an
Absolute Rate Interest Period.

     "Investment" of a Person means any loan, advance(other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable, notes receivable and prepaid expenses arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

     "Invitation for Competitive Bid Quotes" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit "D" hereto, completed and delivered by the Agent to the Lenders in accordance with Section 2.3.3.

     "Lenders" means the financial institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lender Termination Date" is defined in Section 2.6.2.

     "Lending Installation" means any office, branch, subsidiary or affiliate of any Lender or the Agent.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion, if any, of any Advance.

     "Loan Documents" means this Agreement and the Notes.

     "Long-Term Debt" means, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (i) Capitalized Lease Obligations plus (ii) all indebtedness for borrowed money with a final maturity in excess of one year from the date of the creation thereof (including current maturities thereof) plus (iii) Contingent Obligations, minus (a) aggregate Contingent Obligations in respect of Cloth World store leases permitted by the terms of
Section 6.15(iv), and (b) aggregate Contingent Obligations of up to (but not in excess of) $32,000,000 in respect of store leases permitted by the terms of Section 6.15(iii).

     "Material Adverse Effect" means a material adverse effect on
(i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Non-Consenting Lender" is defined in Section 2.6.1.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Notes" means, collectively, the Competitive Bid Notes and the Committed Notes; and "Note" means any one of the Notes.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all other reimbursements, indemnities or other obligations of the Borrower to the Lenders or to any Lender or the Agent arising under the Loan Documents.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the first day of each March, June, September, and December.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Pre-Tax Income" means pre-tax earnings or loss, including without limitation, the pre-tax effect of extraordinary gains and losses, the pre-tax effect of gains and losses related to discontinued operations, and the pre-tax effect of the cumulative effect of accounting changes, all as determined in accordance with Agreement Accounting Principles.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Purchasers" is defined in Section 12.3.1.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulations U and X" means Regulations U and X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulations or official interpretations of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Rentals" means for purposes of determining Cash Flow and Fixed Charges for any fiscal quarter (i) ending on or prior to January 28, 1995, minimum rents paid by the Borrower or any Subsidiary on all non-cancelable leases of Property, and (ii) ending on or after January 29, 1995, such minimum rents plus all contingent lease payments paid by the Borrower or any Subsidiary net of the estimated portions thereof applicable to utilities and other services received from lessors under such leases, as disclosed in the notes to the consolidated financial statements of the Borrower.

     "Reportable Event" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of
Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Advances.

     "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in the applicable reserve requirement.

     "S&P" means Standard & Poors Corporation.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, or (iii) any other entity the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than (a) 20%, in the case of any disposition of assets made prior to January 29, 1995, and (b) 10%, at all times thereafter, of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than (a)(1) 20%, in the case of any disposition of assets made prior to January 28, 1995, and (2) 10%, at all times thereafter, of the consolidated net sales or (b) 10% of the consolidated net income of the Borrower and its Subsidiaries, in each case as reflected in the financial statements referred to in clause (i) above.

     "Successor Lender" is defined in Section 2.6.3.

     "Termination Date" means, with respect to any Lender, the earlier of (i) December 31, 1996 or such later date as shall have been agreed to by such Lender pursuant to Section 2.6.1, and (ii) the date on which the Commitments shall have been reduced to zero or terminated in whole pursuant to Section 2.5.11 or 8.1.

     "Terminated Lender" is defined in Section 2.6.2.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Loan or Advance, its nature as a Floating Rate Advance or Loan, Eurodollar Committed Advance or Loan, Eurodollar Bid Rate Advance or Loan or Absolute Rate Advance or Loan.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or
(ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.



                            ARTICLE II
                           THE FACILITY

      2.1.     The Facility.

     2.1.1.    Description of Facility.  The Lenders grant to the
     Borrower a revolving credit facility pursuant to which, and upon the terms and subject to the conditions herein set out:

                 (i) each Lender severally agrees to make Committed Loans in U.S. Dollars to the Borrower in accordance with Section 2.2;

                (ii) each Lender may, in its sole discretion, make bids to make Competitive Bid Loans in U.S. Dollars to the Borrower in accordance with Section 2.3; and

               (iii) in no event may the sum of the aggregate principal amount of all outstanding Advances to the Borrower (including both the Committed Advances and the Competitive Bid Advances) exceed the Aggregate Commitment.

     2.1.2.    Availability of Facility; Required Payments.
     Subject to the terms and conditions set forth in this Agreement, the facility is available from each Lender from the date of this Agreement to such Lender's respective Termination Date, and the Borrower may borrow, repay and reborrow from each Lender at any time prior to such Lender's respective Termination Date. The Commitment of each Lender to lend hereunder shall expire on such Lender's Termination Date. All outstanding Loans and all other unpaid Obligations owing to each Lender shall be paid in full by the Borrower on such Lender's Termination Date.

      2.2.     Committed Advances.

     2.2.1. Committed Advances. Each Lender severally agrees, from and including the date of this Agreement and prior to such Lender's Termination Date, on the terms and conditions set forth in this Agreement, to make Committed Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Each Committed Advance hereunder shall consist of borrowings made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Committed Advances shall be evidenced by the Committed Notes and shall be repaid as provided by the terms of Section 2.1.2.

     2.2.2. Types of Committed Advances. The Committed Advances may be Floating Rate Advances or Eurodollar Committed
     Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.2.3 and 2.2.4.

     2.2.3. Method of Selecting Types and Interest Periods for New Committed Advances. The Borrower shall select the Type of Advance and, in the case of each Fixed Rate Advance, the Interest Period applicable to each Committed Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Committed Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance, and three Business Days before the Borrowing Date for each Eurodollar Committed Advance. A Committed Borrowing Notice shall specify:

                 (i) the Borrowing Date, which shall be a Business Day, of such Committed Advance;

                (ii)     the aggregate amount of such Committed Advance;

               (iii)     the Type of Committed Advance selected; and

                (iv) in the case of each Eurodollar Committed Advance, the Interest Period applicable thereto (which Interest Period shall not extend beyond the then earliest applicable Termination Date of any Lender).

     2.2.4. Conversion and Continuation of Outstanding Committed Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Committed Advances. Each Fixed Rate Advance of any Type shall continue as a Fixed Rate Advance of such Type until the end of the then applicable Interest Period therefor, at which time if such Fixed Rate Advance is a Eurodollar Committed Advance such Eurodollar Committed Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Committed Advance either continue as a Eurodollar Committed Advance for the same or another Interest Period or be converted into an Advance of another Type. Subject to the terms of Section 2.5.2, the Borrower may elect from time to time to convert all or any part of a Committed Advance of any Type into any other Type or Types of Committed Advances; provided that any conversion of any Eurodollar Committed Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Committed Advance or continuation of a Eurodollar Committed Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Committed Advance, prior to the date of the requested conversion or continuation, specifying:

                 (i) the requested date which shall be a Business Day, of such conversion or continuation;

                (ii) the aggregate amount and Type of the Committed Advance which is to be converted or continued; and

               (iii) the amount and Type(s) of Committed Advance(s) into which such Committed Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Committed Advance, the duration of the Interest Period applicable thereto (which Interest Period shall not extend beyond the then earliest applicable Termination Date of any Lender).

     2.2.5. Applicable Margins. The Applicable Margin for each Eurodollar Committed Advance and for commitment fees payable pursuant to Section 2.4 shall be determined on the basis of the publicly announced credit ratings by Moody's and S&P on the Borrower's senior unsecured long-term debt rating, in accordance with the Applicable Margin Table set forth below and shall be subject to adjustment (upwards or downwards, as appropriate) when and as such credit ratings change.

                                   Applicable Margin Table
                                   -----------------------

                                   Applicable
                                   Margin for     Applicable
                                   Eurodollar     Margin for
                                   Committed      Commitment
     Long-Term Debt Rating         Advances       Fees
     ---------------------         -----------    -----------

     A3 (Moody's) and                   .40%           0%
     A- (S&P) or better

     Baa2 (Moody's) and                 .50%         .05%
     BBB (S&P) or better

     Any other case                     .75%         .15%

     2.3. Competitive Bid Advances.

     2.3.1. Competitive Bid Option; Repayment of Competitive Bid Advances. In addition to Committed Advances pursuant to
     Section 2.2, but subject to the terms and conditions set forth in this Agreement (including, without limitation, the limitation set forth in Section 2.1.1(iii) as to the maximum aggregate principal amount of all outstanding Advances hereunder), the Borrower may, as set forth in this Section 2.3, request the Lenders, prior to the Termination Date, to make offers to make Competitive Bid Advances to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section
     2.3. Competitive Bid Advances shall be evidenced by the Competitive Bid Notes. Each Competitive Bid Advance shall be repaid in full by the Borrower on the last day of the Interest Period applicable thereto.

     2.3.2. Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under
     Section 2.3, it shall transmit to the Agent by telex or telecopy a Competitive Bid Quote Request so as to be received no later than (i) 9:00 a.m. (Chicago time) at least four Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction or (ii) 9:00 a.m. (Chicago time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction specifying:

          (a) the proposed Borrowing Date, which shall be a Business Day, for the proposed Competitive Bid
              Advance;

          (b) the aggregate principal amount of such Competitive
              Bid Advance;

          (c) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute
              Rate, or both; and

          (d) the Interest Period applicable thereto (which may not end after the then earliest applicable Termination
              Date of any Lender).

     The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period and for a Eurodollar Auction and an Absolute Rate Auction in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within 3 Business Days (or upon reasonable prior notice to the Lenders, such other number of days as the Borrower and the Agent may agree) of any other Competitive Bid Quote Request. Each Competitive Bid Quote Request shall be in a minimum amount of $2,000,000 (and in integral multiples of $1,000,000 if in excess thereof). A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit "C" hereto shall be rejected, and the Agent shall promptly notify the Borrower of such rejection by telex or telecopy.

     2.3.3.    Invitation  for  Competitive   Bid  Quotes.
     Promptly and in any event before 12:00 noon (Chicago time) on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.3.2, the Agent shall send to each of the Lenders by telex or telecopy an Invitation for Competitive Bid Quotes which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with Section 2.3.

     2.3.4.    Submission and Contents of Competitive Bid Quotes.

                 (i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.3.4 and must be submitted to the Agent by telex or telecopy at its offices specified in or pursuant to Article XIII not later than (a) (I) 12:45 p.m. (Chicago time) in the case of First Chicago and (II) 1:00 p.m. (Chicago time) in the case of each other Lender, at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (b) (I) 8:45 a.m. (Chicago time) in the case of First Chicago and (II) 9:00 a.m. (Chicago time) in the case of each other Lender on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Agent may agree, provided that First Chicago shall always be required to submit its Competitive Bid Quotes not less than fifteen minutes prior to the other Lenders). Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

                (ii) Each Competitive Bid Quote shall in any case specify:

               (a) the proposed Borrowing Date, which shall be the same as that set forth in the applicable
                    Invitation for Competitive Bid Quotes;

               (b) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Lender, (2) must be at least $2,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Loans for which offers were requested;

               (c) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan;

               (d) the minimum or maximum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower and/or the limit, if any, as to the aggregate principal amount of the Competitive Bid Loans from such Lender which may be accepted by the Borrower;

               (e) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan;

               (f)  the applicable Interest Period; and

               (g)  the identity of the quoting Lender.

               (iii) The Agent shall reject any Competitive Bid Quote that:

               (a)  is not substantially in the form of Exhibit
                    "E" hereto or does not specify all of the information required by Section 2.3.4(ii);

               (b) contains qualifying, conditional or similar language, other than any such language contained in Exhibit "E" hereto;

               (c) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

               (d)  arrives after the time set forth in Section
                    2.3.4(i).

     If any Competitive Bid Quote shall be rejected pursuant to this Section 2.3.4(iii), then the Agent shall notify the relevant Lender of such rejection as soon as practical.

     2.3.5. Notice to the Borrower. The Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section
     2.3.4 and (ii) of any Competitive Bid Quote that is in accordance with Section 2.3.4 and amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive Bid Margins or Absolute Rates, as the case may be, so offered.

     2.3.6. Acceptance and Notice by the Borrower. Subject to the receipt of the notice from the Agent referred to in
     Section 2.3.5, not later than (i) 2:00 p.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction, the Borrower shall notify the Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.3.5; provided, however, that the failure by the Borrower to give such notice to the Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a "Competitive Bid Borrowing Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept or reject any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.3.4(ii)(d)); provided that:

     (a)  the aggregate principal amount of each Competitive Bid
          Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

     (b) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Absolute Rates, as the case may be; and

     (c) the Borrower may not accept any offer of the type described in Section 2.3.4(iii) or that otherwise fails to comply with the requirements of this Agreement for the purpose of obtaining a Competitive Bid Loan under this Agreement.

     2.3.7. Allocation by the Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Agent shall promptly, but in any event on the same Business Day in the case of Eurodollar Bid Rate Advances, and by 11:00 a.m. (Chicago time) in the case of Absolute Rate Advances, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Lender.

     2.4.      Fees.

     2.4.1. Agency and Administration Fees. The Borrower hereby agrees to pay to the Agent for its sole account (i) administration fees for Competitive Bid Quote Requests in such amounts as are from time to time agreed upon by the Borrower and the Agent and (ii) such other agency fees as heretofore agreed upon by the Borrower in writing.

     2.4.2. Commitment Fees. The Borrower hereby agrees to pay to the Agent for the account of each Lender, ratably in the proportion that such Lender's Commitment bears to the Aggregate Commitment, a per annum commitment fee equal to .20% plus the Applicable Margin on the average daily unused amount of the Aggregate Commitment, payable quarterly in arrears on each Payment Date and on each applicable Termination Date.
     For purposes of calculating commitment fees hereunder, outstanding Competitive Bid Loans shall not be deemed usage of the Commitments of any of the Lenders. All accrued commitment fees hereunder shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

     2.4.3. Excess Usage Fees. In the event that during any calendar quarter, the average daily principal amount of the Committed Advances outstanding hereunder is equal to or greater than an amount equal to (i) 33-1/3% of the Aggregate Commitment, but less than 66-2/3% of the Aggregate Commitment, the Borrower agrees to pay to the Agent for the ratable account of each Lender an excess usage fee of .125% per annum on the average daily principal amount of the Committed Advances outstanding during such calendar quarter, or (ii)
     66 2/3% of the Aggregate Commitment, the Borrower agrees to pay to the Agent for the ratable account of each Lender an excess usage fee of .25% per annum on the average daily principal amount of the Committed Advances outstanding during such calendar quarter, in each case payable quarterly in arrears on each Payment Date and on each applicable Termination Date.

     2.5.      General Facility Terms.

     2.5.1. Method of Borrowing. Not later than 12:00 noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, if any, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII or at such other location as the Agent shall direct. The Agent shall promptly deposit the funds so received from the Lenders in the Borrower's account at the Agent's main office in Chicago or as otherwise directed by the Borrower. Notwithstanding the foregoing provisions of this Section 2.5.1, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

     2.5.2.    Minimum Amount of Each Committed Advance.  Each
     Committed Advance shall be in the minimum amount of $5,000,000 (and in integral multiples of $1,000,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the aggregate amount of the unused Aggregate
     Commitment.

     2.5.3. Optional Principal Payments. The Borrower may from time to time pay all of its outstanding Committed Advances, or, in a minimum aggregate amount of $5,000,000 (and in integral multiples of $1,000,000 if in excess thereof), any portion of the outstanding Committed Advances upon one Business Day's prior notice to the Agent. All such payments shall be made in immediately available funds to the Agent at the Agent's address specified in Article XIII or at any other Lending Installation of the Agent specified by the Agent in accordance with Section 2.5.7 by noon (Chicago time) on the date of payment. A Competitive Bid Loan may not be prepaid prior to the last day of its applicable Interest Period without the prior consent of the Lender which originally made such Loan, which consent may be given or withheld at the Lender's sole and absolute discretion, provided that no Competitive Bid Loan may be prepaid if there exists a Default or Unmatured Default. Any prepayment of a Fixed Rate Advance prior to the end of its applicable Interest Period shall be subject to the indemnity provisions of Section 3.4.

     2.5.4.    Interest Periods.  Subject to the provisions of
     Section 2.5.5, each Advance (other than a Floating Rate Advance) shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the earlier of (i) the last day of such Interest Period or (ii) the date of any earlier prepayment as permitted by Section 2.5.3, at the interest rate determined as applicable from time to time to such Advance.

     2.5.5. Availability of Eurodollar Rates; Rate after Maturity. Nothwithstanding anything to the contrary contained in Section 2.2.3 or 2.2.4, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Committed Advance may be made as, converted into or continued as a Eurodollar Committed Advance. Except as provided in the next sentence, any Advance not paid at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the Alternate Base Rate plus 2% per annum, payable upon demand. In the case of a Fixed Rate Advance the maturity of which is accelerated, such Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period (or until paid if paid prior to the end of such Interest Period), at the higher of the rate otherwise applicable to such Fixed Rate Advance for such Interest Period plus 2% per annum or the Alternate Base Rate plus 2% per annum.

     2.5.6. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, on any date on which such Floating Rate Advance is prepaid, whether by acceleration or otherwise, and at
     maturity.   Interest accrued on each Fixed Rate Advance having
     an Interest Period longer than three months shall also be payable on the last day of each 90 day interval (in the case of Absolute Rate Advances) or three-month interval (in the case of Eurodollar Committed Advances or Eurodollar Bid Rate Advances) during such Interest Period. All Interest, commitment fees and excess usage fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.5.7.    Method of Payment.  Subject to the last sentence of
     Section 2.5.1, all payments of principal, interest, and fees hereunder shall be made by noon (local time) on the date when due in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower and shall be made ratably among all Lenders in the case of fees and payments in respect of Committed Advances and ratably among the applicable Lenders in respect of Competitive Bid Advances. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to
     Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Borrower authorizes the Agent to charge its general operating account from time to time for amounts of principal, interest and commitment fees when and as the same become due hereunder.

     2.5.8. Notes; Telephonic Notices. Each Lender is hereby authorized to record on the schedule attached to each of its Notes, or otherwise record in accordance with its usual practice, the date and amount of each of its Loans of the Type evidenced by such Note; provided, however, that any failure to so record shall not affect the Borrower's obligations under any Loan Document. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances, transfer funds and submit Competitive Bid Quotes based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be an Authorized Officer or an officer, employee or agent of the Borrower designated by an Authorized Officer. The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice given by the Borrower, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error. Neither the Agent nor any Lender shall incur any liability for the Borrower's failure to send written confirmation of any telephone notice, the failure of any such written confirmation to conform to the telephone instructions that the Agent or such Lender received or the failure of the Agent or such Lender to produce such written confirmation at any subsequent time.

     2.5.9. Notification of Advances, Interest Rates and Prepayments. The Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder promptly and in any event before the close of business on the same Business Day of receipt thereof (or, in the case of borrowing notices with respect to Floating Rate Advances and Absolute Rate Advances, within one hour of receipt thereof). The Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate and the Applicable Margin.

     2.5.10. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such scheduled payment, the Agent may assume that such scheduled payment has been made. The Agent may, but shall not be obligated to, make the amount of such scheduled payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such scheduled payment to the Agent, the recipient of such scheduled payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.5.11. Cancellation. The Borrower may at any time after the date hereof cancel the Aggregate Commitment, in whole, or in a minimum aggregate amount of $5,000,000 (and in integral multiples of $5,000,000 if in excess thereof) ratably among the Lenders upon at least three Business Days' prior written notice to the Agent, which notice shall specify the amount of such reduction; provided, however, no such notice of cancellation shall be effective to the extent that it would reduce the Aggregate Commitment to an amount which would be less than the outstanding principal amount of Loans outstanding at the time such cancellation is to take effect. Any notice of cancellation given pursuant to this Section
     2.5.11 shall be irrevocable and shall specify the date upon which such cancellation is to take effect.

     2.5.12. Lending Installations. Subject to Section 3.5, each Lender may, by written, telex or telecopy notice to the Agent and the Borrower, book its Loans at any Lending Installation selected by such Lender and may from time to time, change its Lending Installation and for whose account Loan payments are to be made. Each Lender will notify the Agent and the Borrower on or prior to the date of this Agreement of the Lending Installation which it intends to utilize for each type of Loan hereunder.

     2.5.13. Taxes. Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings.

     2.5.14. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes.
     Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     2.6.      Commitment Extensions.

     2.6.1. Extensions of the Commitments. The Commitment of each Lender, and this Agreement as between such Lender and the Borrower, may be extended for two periods of one year each upon mutual agreement of such Lender and the Borrower in the manner provided in this Section 2.6, and may be successively so extended on an annual basis for a period of one year on each such extension, to the effect that the Termination Date with respect to such Lender for all purposes under this Agreement and the Notes shall be extended (and successively so extended) by one year to the same date in the following year. Each request for such an extension shall be made by the Borrower in writing and delivered to the Agent at any time not more than 90 days and not less than 60 days prior to an anniversary date of the date of this Agreement (each an "Extension Period"). The failure of the Borrower to request such an extension during the Extension Period in any calendar year shall not operate as a waiver of the Borrower's right to request an extension of the Termination Date during any subsequent Extension Period, provided that (i) no extension granted under this Section 2.6 at any one time shall exceed a period of one year and (ii) no more than two such extensions shall be permitted. Promptly following the Agent's receipt of any such request, the Agent shall notify each Lender thereof. Each Lender may, in its sole discretion, agree to such extension by giving written notice of such agreement to the Agent and the Borrower within 30 days following the Borrower's request for such extension (each Lender which so consents to a requested extension is herein called a "Consenting Lender" and each Lender which does not so consent is herein called a "Non-consenting Lender"). If any Lender fails to respond to any such request, such Lender shall be deemed to be a Non-consenting Lender. If Consenting Lenders hold 66-2/3% or more of the Aggregate Commitment, then the Termination Date of each Consenting Lender shall be so extended and the Termination Date of each Non-Consenting Lender, if any, shall remain unchanged. Otherwise, the Termination Date shall not be extended for any of the Lenders.

     2.6.2. Termination of Lenders. If there are any Non-Consenting Lenders pursuant to Section 2.6.1 and an extension has occurred for Consenting Lenders, the Borrower may, at its option, terminate the Commitment of a Non-Consenting Lender and pay or prepay all outstanding Loans of such Non-Consenting Lender (each a "Terminated Lender"). The Borrower shall, by giving written notice thereof to the Terminated Lender and to the Agent, specify the proposed effective date of termination of the Terminated Lender's Commitment (the "Lender Termination Date"), which date shall not in any event be less than five nor more than sixty days following the date of such notice of termination. The Borrower may not elect to terminate and prepay any Lender under this Section 2.6.2 if a Default or Unmatured Default exists. On the Lender Termination Date (i) the Borrower shall pay or prepay all outstanding Loans of such Terminated Lender, together with accrued interest thereon and all fees due such Terminated Lender under Section 2.4, in each case accrued through the Lender Termination Date, together with all amounts, if any, payable under Section 3.4 in connection with prepayment of such Loans, and any all other amounts that may then be due and owing to such Terminated Lender under the terms of the Loan Documents, and (ii) the Terminated Lender shall have no further Commitment under this Agreement and shall no longer be a "Lender" under this Agreement for any purpose except insofar as it shall be entitled to any payment or indemnification, or be obligated to make any indemnification, on account of any event which shall have occurred, or any right or liability which shall have arisen, on or prior to the date of repayment in full of such Advances. The termination of any Terminated Lender's Commitment and the prepayment of a Terminated Lender's Advances pursuant to this Section 2.6.2 shall not relieve or satisfy the obligations of the Borrower to make any such prepayments free and clear of all taxes, to reimburse such Terminated Lender for all increased costs pursuant to Section 3.4, or to comply with all other terms and conditions of this Agreement (including, without limitation, Section 9.7).

     2.6.3. Successor Lenders. If, from time to time, any Non-consenting Lender's Commitment is terminated pursuant to
     Section 2.6.2, the Borrower may, at its option, specify one or more commercial banks (including any Lender) (each a "Successor Lender"), each such Successor Lender having a combined capital, surplus (or its equivalent) and undivided profits in an amount not less than U.S. $250,000,000 (or its equivalent in another currency), which Successor Lender or Successor Lenders shall have agreed, in the aggregate, to succeed to the entire Commitment of such Terminated Lender on the applicable Lender Termination Date. Effective as of such Lender Termination Date, the Borrower, the Agent and such Successor Lender shall enter into an appropriate Assignment Agreement to so assign the entire Commitment of the applicable Terminated Lender to the Successor Lender.




                           ARTICLE III

                     CHANGE IN CIRCUMSTANCES


     3.1. Yield Protection. If, after the date of this Agreement, the adoption of any law or the application of any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of any Lender therewith,

                 (i) with respect to Committed Loans bearing interest at a Fixed Rate, subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal, state or local taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Committed Loans or other amounts due it hereunder in respect of such Loans, or

                (ii) with respect to Committed Loans bearing interest at a Fixed Rate, imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Committed Advances bearing interest at a Fixed
                         Rate), or

               (iii) with respect to Committed Loans bearing interest at a Fixed Rate, imposes any other condition,

     the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining such Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with such Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of such Loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

      3.2. Changes in Capital Adequacy Regulations. If a Lender reasonably determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender attributable to this Agreement, the Loans or its obligation to make Loans hereunder is increased as a result of a Change (as hereafter defined), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount which such Lender determines is necessary to compensate it for any reduction in the rate of return on capital to an amount below that which such Lender could have achieved but for such Change and is attributable to this Agreement, the Loans or its obligation to make Loans hereunder, provided, however, that the effect of any Change shall be determined based on the effect on such Lender that would be applicable to such Lender if such Lender was maintaining the highest credit quality as determined by the applicable regulatory authorities at the time of such Change. "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

      3.3. Availability of Types of Advances. If the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Committed Advances bearing interest at a Fixed Rate are not available or (ii) the interest applicable to a Type of Committed Advance does not accurately reflect the cost of making or maintaining such Committed Advance, then the Agent shall suspend the availability of the affected Type of Committed Advance. If any Lender determines that maintenance of its Eurodollar Loans would violate any applicable law, rule, regulation or directive, whether or not having the force of law, then such Lender may by notice to the Borrower, through the Agent, require that any of its Eurodollar Loans be promptly converted to an unaffected Type of Loan.

      3.4. Funding Indemnification. If any payment of a Fixed Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.

      3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under
Section 3.1 or 3.2 or to avoid the unavailability of a Type of Committed Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Section 3.1, 3.2, 3.3 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of any other of the Borrower's Obligations and the termination of this Agreement.



                            ARTICLE IV

                       CONDITIONS PRECEDENT

      4.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

            (i) Copies of the certified articles of incorporation of the Borrower, together with all amendments thereto, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation.

           (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

          (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the Authorized Officers authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

           (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

            (v) A written opinion of the Borrower's general counsel, addressed to the Lenders in substantially the form of Exhibit "H" hereto.

           (vi)     Notes payable to the order of each of the Lenders.

          (vii) Written money transfer instructions, in substantially the form of Exhibit "G" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(viii) A duly completed compliance certificate in substantially the form of Exhibit "B" hereto, signed by the Borrower's chief financial officer.

           (ix)     Copies of this Agreement duly executed by the Borrower.

 (x) Such other documents as any Lender or its counsel may have reasonably requested.

     4.2. Each Advance. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances), unless on the applicable Borrowing Date:

            (i)     There exists no Default or Unmatured Default.

           (ii)     The representations and warranties contained in Article
                    V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

          (iii) All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.


                           ARTICLE V

                 REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as of the date of this Agreement and as of each Borrowing Date pursuant to Section
4.2 (ii) that:

     5.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

      5.4. Financial Statements. The October 30, l993 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

      5.5. Material Adverse Change. Since October 30, 1993, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which has a substantial likelihood of having a Material Adverse Effect.

      5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which, in the aggregate, adequate reserves have been provided. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended February 2, 1991. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

      5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which has a substantial likelihood of having a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

      5.8. Subsidiaries. Schedule "1" hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

      5.9. ERISA. There are no Unfunded Liabilities. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $5,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations and no Reportable Event has occurred with respect to any Plan.

      5.l0.    Accuracy of Information.  No information, exhibit or
report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

      5.11.    Regulation U.  Margin stock (as defined in
Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries on a consolidated basis which are subject to any limitation on sale, pledge, or other restriction hereunder.

      5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which has a substantial likelihood of having a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default has a substantial likelihood of having a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness, which default has a substantial likelihood of having a Material Adverse Effect.

      5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action has a substantial likelihood of having a Material Adverse Effect.

      5.14. Ownership of Properties. Except as set forth on Schedule "2" hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements referred to in Section
5.4 as owned by it.

      5.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      5.16. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.


                           ARTICLE VI

                           COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

      6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

            (i) Within 95 days(or, in the case of the management letter referred to in clause (a) below, 120 days) after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof, provided, however, that delivery pursuant to Section 6.1(vii) of copies of the Annual Report on Form 10-K of the Borrower for such fiscal year filed with the Securities and Exchange Commission, together with delivery of the items referred to in clauses (a) and (b) of this Section 6.1(i), shall be deemed to satisfy the requirements of this Section 6.1(i).

           (ii) Within 50 days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, condensed consolidated unaudited balance sheets as at the close of each such period and condensed consolidated profit and loss statement and a condensed consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer provided, however, that delivery pursuant to Section 6.1(vii) of copies of the Quarterly Report on Form 10-Q of the Borrower for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.1(ii).

          (iii) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "B" hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

           (iv) As soon as possible and in any event within l0 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the Chief Financial Officer or Treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

            (v) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries which, in the case of either clause (a) or (b) above, if adversely determined, could result in liability to the Borrower or any Subsidiary in excess of $5,000,000.

           (vi) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

          (vii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

         (viii) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

      6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation
U).

       6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which has a substantial likelihood of having a Material Adverse Effect.

      6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (including the establishment of any foreign Subsidiaries for the purpose of providing financing to the Borrower and its Subsidiaries) and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

      6.5. Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which, in the aggregate, adequate reserves have been set aside.

      6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request all information reasonably requested as to the insurance carried.

      6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

      6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep in all material respects its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times provided, however, that nothing in this
Section 6.8 shall prohibit the Borrower or any Subsidiary from disposing of Properties which the Borrower reasonably determines is no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries.

      6.9. Inspection. The Borrower will, and will cause each Subsidiary to, upon reasonable advance notice to the Borrower, permit the Lenders, by their respective representatives and agents and at their respective expense unless a Default has occurred and is continuing, to inspect, in a commercially reasonable manner, any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and reasonable intervals as the Lenders may designate.

      6.10. Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur or suffer to exist any Indebtedness, except:

            (i) Indebtedness (exclusive of Indebtedness permitted under clause (ii) of this Section 6.10) provided that the sum of (a) such Indebtedness plus (b) all Indebtedness of the Borrower secured by Liens permitted under Section 6.16(vi) shall not at any time exceed an amount equal to 10% of Consolidated Tangible Net Worth.

           (ii) Reimbursement obligations pursuant to Letters of Credit permitted under Section 6.17.

      6.11. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other
Person, except:

            (i) Any Subsidiary may merge or consolidate with, or dissolve or liquidate into, the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or may merge or consolidate with or dissolve or liquidate into any one or more other Subsidiaries.

           (ii) The Borrower may merge or consolidate with any other corporation, provided that (A) the Borrower shall be the continuing or surviving corporation and no Default or Unmatured Default shall have occurred and be continuing and (B) immediately after giving effect to such merger or consolidation, no Default or Unmatured Default shall have occurred and be continuing.

          (iii) Cloth World may merge or consolidate with or into another Person provided no Default or Unmatured Default exists or would exist immediately after giving effect to such merger or consolidation.

      6.12. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except:

            (i)     Sales of inventory in the ordinary course of business.

           (ii) A sale or other disposition of all or substantially all of the stock or assets of Cloth World.

          (iii) Leases, sales or other dispositions of its Property (other than sales of inventory in the ordinary course of business or stock or assets of Cloth World) that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this Section 6.12(iii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

           (iv)     Sales permitted by the terms of Section 6.13.

      6.13. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose, with or without recourse, notes receivable or accounts receivable having an aggregate unpaid principal balance exceeding $20,000,000 at any one time outstanding.

      6.14. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except:

                 (i) Short-term obligations of, or fully guaranteed by, the United States of America.

                (ii) Commercial paper rated A-l or better by Standard and Poor's Corporation or P-l or better by Moody's Investors Service, Inc.

               (iii) Demand deposit accounts maintained in the ordinary course of business.

                (iv)     Certificates of deposit issued by and time deposits
                         (a) with Shanghai Commercial Bank in an aggregate amount not exceeding $10,000,000 and (b) with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

                 (v)     Investments in Subsidiaries.

                (vi) Investments in existence on the date hereof and described in Schedule "1" hereto.

               (vii) Acquisitions of entities engaged in, or supporting, substantially the same lines of business as the Borrower and its Subsidiaries provided (A) promptly following such Acquisition, the entity so acquired shall be merged with or into the Borrower or a Subsidiary in compliance with the terms of Section
                         6.11 or shall become a Subsidiary, and (B) in the case of any Acquisition of a corporation, the board of directors of such corporation shall have recommended and approved such Acquisition to its respective shareholders.

              (viii) If Cloth World ceases to be a Subsidiary, the Borrower may own, purchase or acquire stock of (a) Cloth World, (b) the surviving corporation of a merger involving Cloth World or (c) any corporation acquiring all or substantially all of the assets of Cloth World.

                (ix) Loans, advances or accounts receivable on non-customary terms to independent retailers of the products of the Borrower or any Subsidiary not in excess of $15,000,000 in principal amount at any one time outstanding with no more than an aggregate amount of $5,000,000 in principal amount at any one time outstanding with any one retailer.

                 (x) Investments in Persons which are not Subsidiaries and which are not otherwise permitted by the terms of this Section 6.14 provided (i) the aggregate outstanding amount of all such Investments shall not at any time exceed an amount equal to $30,000,000 minus the aggregate amount of the then outstanding Investments in unconsolidated Subsidiaries, and (ii) the aggregate amount of all such Investments which are in different lines of business than those conducted by the Borrower and its Subsidiaries on the date of this Agreement shall not any time exceed $10,000,000.

      6.15. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except:

                 (i) By endorsement of instruments for deposit or collection in the ordinary course of business.

                (ii) Contingent Obligations in respect of Letters of Credit permitted under Section 6.17.

               (iii) Contingent Obligations in respect of store leases (other than with respect to store leases of Cloth World in the event of any sale or other disposition of Cloth World), as disclosed in the notes to the consolidated financial statements of the Borrower.

                (iv) Contingent Obligations in respect of store leases of Cloth World retained pursuant to a sale or other disposition of Cloth World in an aggregate amount not exceeding, for any fiscal year of the Borrower, the amount set forth below for such fiscal year:

                    Amount                   Fiscal Year Ending
                    ------                   ------------------

               $19,500,000                   January 29, 1994

               $17,250,000                   January 28, 1995

               $15,250,000                   February 3, 1996

               $13,500,000                   February 1, 1997

      6.16. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

                 (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

                (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

               (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

                (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

                (v) Liens granted in connection with sales, with recourse or with limited recourse, of notes receivable or accounts receivable permitted under
                         Section 6.13.


                (vi) Other Liens securing Indebtedness of the Borrower or any Subsidiary provided that the sum of (a) all Indebtedness permitted under Section 6.10(i) plus
                         (b) all Indebtedness of the Borrower secured by such Liens shall not at any time exceed an amount equal to 10% of Consolidated Tangible Net Worth.

      6.17. Letters of Credit. The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon any Letter of Credit except:

                 (i) Commercial Letters of Credit supporting the importation of goods in the ordinary course of business.

                (ii) Standby Letters of Credit supporting worker's compensation, insurance obligations and other obligations which may occur in the ordinary course of business in a aggregate amount not exceeding $25,000,000 at any one time outstanding.

      6.18. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

      6.19.    Ratio of Long-Term Debt to Consolidated
Capitalization.  The Borrower will maintain at all times a ratio of
(i) Long-Term Debt to (ii) Consolidated Capitalization, of not more than .50 to 1.0.

      6.20. Working Capital. The Borrower will maintain at all times an excess of the consolidated current assets of the Borrower and its consolidated Subsidiaries over the consolidated current liabilities of the Borrower and its consolidated Subsidiaries, all determined in accordance with Agreement Accounting Principles, of not less than $150,000,000.

      6.21. Consolidated Tangible Net Worth. The Borrower will maintain at all times and on any date of determination a Consolidated Tangible Net Worth of not less than the sum of (i) $150,000,000 plus (ii) an amount equal to 50% of the consolidated net income (if positive) of the Borrower and it Subsidiaries, determined in accordance with Agreement Accounting Principles, for each full fiscal quarter of the Borrower from and including the fiscal quarter ended October 30, 1993 through and including the Borrower's fiscal quarter then most recently ended on or prior to such date of determination.

      6.22. Fixed Charge Coverage. The Borrower will maintain as at the end of each of its fiscal quarters, a ratio of (i) Cash Flow to (ii) Fixed Charges, for the period of the four then most recently ended fiscal quarters, of not less than (a) 1.20 to 1.0 for each such period ended on or prior to January 29, 1995, and (b)
1.25 to 1.0 for each such period ended thereafter.


                           ARTICLE VII

                             DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

      7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

      7.2. Nonpayment of principal of any Note within one Business Day after the same becomes due, or nonpayment of interest upon any Note within five days after the same becomes due or nonpayment of any commitment fee or other obligations under the Loan Documents within two Business Days after demand therefor from the Agent or any Lender.

      7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.16, 6.18, or
6.22.

      7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Agent or any Lender.

      7.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness in an aggregate amount of $10,000,000 or more when due (taking into account any applicable grace periods or notice provisions); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

      7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

      7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

      7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

      7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000, which is not stayed or otherwise being appropriately contested in good faith.

     7.10. Any Unfunded Liabilities in excess of $5,000,000 in the aggregate shall exist or any Reportable Event shall occur in connection with any Plan.

     7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $5,000,000.

     7.12. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $5,000,000.

     7.13. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, has a substantial likelihood of having a Material Adverse Effect.

     7.14.     Any Change in Control shall occur.

     7.15. Nonpayment by the Borrower of any Rate Hedging Obligation or the breach by the Borrower of any term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation (taking into account any applicable grace periods and notice provisions).


                           ARTICLE VIII

          ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

      8.1.     Acceleration.  If any Default described in Section
7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

     If, within ten days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

      8.2.     Amendments.  Subject to the provisions of this
Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

            (i) Extend the maturity of any Loan or Note of any Lender other than pursuant to the terms of Section 2.6 or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

           (ii) Reduce the percentage specified in the definition of Required Lenders.

          (iii) Extend the Termination Date other than pursuant to the terms of Section 2.6, reduce the amount or extend the payment date for, the mandatory payments required under
                    Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

           (iv)     Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section
12.3.2 without obtaining the consent of any other party to this Agreement.

      8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


                            ARTICLE IX

                        GENERAL PROVISIONS

      9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

      9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      9.3. Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

      9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

      9.6.     Several Obligations; Benefits of this Agreement.
The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender and their respective directors, officers and employees (each an "Indemnified Person") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) (collectively, "Losses") which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except, in respect of any Indemnified Person, for Losses resulting from the gross negligence or willful misconduct of such Indemnified Person. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

      9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

      9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     9.15. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4.


                            ARTICLE X

                            THE AGENT

     10.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

     10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder;
(ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent and verification that such items appear on their face to conform to the requirements of this Agreement; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

     10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

     10.l0.    Lender Credit Decision.  Each Lender acknowledges
that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent.
Provided that no Default then exists and is continuing, the Borrower shall have the right to consent to such Successor Agent, such consent not to be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     10.12. Co-Agents. None of the Lenders identified on the cover page or signature pages of this Agreement as a "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.


                            ARTICLE XI

                     SETOFF; RATABLE PAYMENTS

     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Committed Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                           ARTICLE XII

        BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with
Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2.  Participations.

     12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

     12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

     12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3.     Assignments.

     12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit "F" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld.

     12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "F" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment by the parties to such assignment of a $2,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees in writing and in advance of receipt of any such information to be bound by a confidentiality agreement in substantially the form of Exhibit "I" hereto.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.5.14.


                           ARTICLE XIII

                             NOTICES

     13.1.     Giving Notice.  Except as otherwise permitted by
Section 2.13 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                           ARTICLE XIV

                           COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

     IN WITNESS WHEREOF, the Borrower, the Lenders, the Agent, and the Co-Agents have executed this Agreement as of the date first above written.

                        BROWN GROUP, INC.


                        By: /s/ Andrew M. Rosen
                        Title: Vice President and Treasurer
                              8400 Maryland Avenue
                              P.O. Box 29
                              St. Louis, MO 63166
                              Attn:  Mr. Andrew M. Rosen
                                     Vice President and Treasurer
                              Telephone No.: (314) 854-4124
                              Telecopier No.: (314) 854-4098


Commitments
- -----------             THE FIRST NATIONAL BANK OF CHICAGO,
$ 30,000,000            individually and as Agent


                        By: /s/ The First National Bank of Chicago
                        Title:
                              One First National Plaza
                              Suite 0175
                              Chicago, IL 60607-0175
                              Attn: Ms. Lynn Dillon
                              Telephone No.: (312) 732-7703
                              Telecopier No.: (312) 732-1712

$ 40,000,000            THE BOATMEN'S NATIONAL BANK OF ST. LOUIS,
                        individually and as Co-Agent


                        By: /s/ the Boatmen's National Bank of St. Louis
                        Title:
                              One Boatmen's Plaza, LBP 3506
                              St. Louis, MO 63101
                              Attn:  Ms. C. Susan Taylor
                              Telephone No.: (314) 466-7818
                              Telecopier No.: (314) 466-7783


$ 30,000,000            CITIBANK, N.A.,
                        individually and as Co-Agent


                        By:  /s/ Citibank, N.A.
                        Title:

                              399 Park Avenue
                              New York, NY 10043

                              With a copy to:

                              Citibank North America, Inc.
                              200 South Wacker Drive
                              31st Floor
                              Chicago, IL 60606
                              Attn:  Ms. Emily Rosenstock
                                     Ms. Anne McAloon
                              Telephone No.: (312) 993-3233
                              Telecopier No.: (312) 993-6840


$ 20,000,000            MERCANTILE BANK OF ST. LOUIS
                          NATIONAL ASSOCIATION

                        By: /s/ Mercantile Bank of St. Louis
                        Title:
                              721 Locust Street
                              Tram 12-3
                              St. Louis, MO 63105
                              Attn:  Ms. Sally H. Roth
                              Telephone No.: (314)425-2456
                              Telecopier No.: (314) 425-2162


$ 20,000,000            NBD BANK, N.A.


                        By:  /s/ NBD Bank, N.A.
                        Title:
                              611 Woodward
                              Detroit, MI 48226
                              Attn:  Mr. Curtis A. Price
                              Telephone No.: (313) 225-4387
                              Telecopier No.: (313) 225-2649


$ 20,000,000            ROYAL BANK OF CANADA


                        By:     /s/ Royal Bank of Canada
                        Title:
                              New York Branch
                              Royal Bank of Canada
                              c/o New York Operations Center
                              Pierrepont Plaza
                              300 Cadman Plaza West, 14th Floor
                              Brooklyn, NY 11201-2701
                              Attn:  Ms. Elizabeth Gonzalez
                              Telephone No.: (212) 858-7168
                              Telefax No: (212) 522-6292/3

                              With a copy to:
                              Royal Bank of Canada
                              33 North Dearborn Street
                              Suite 2300
                              Chicago, IL 60602
                              Attn: Ms. Partricia A. Herbig
                              Telephone No.:  (312) 372-4404
                              Telefax No.:  (312) 782-3429


$ 15,000,000            SHANGHAI COMMERCIAL BANK LTD.


                        By:  /s/ Shanghai Commercial Bank Ltd.
                        Title:
                              135 William Street
                              New York, NY 10038
                              Attn:  Mr. Daniel Chan
                              Telephone No.:  (212) 619-7070
                              Telecopier No.: (216) 619-7077




$ 15,000,000            TRUST COMPANY BANK

                        By:  /s/ Trust Company Bank
                        Title:


                        By:
                        Title:
                              25 Park Place
                              24th Floor, Center 124
                              Atlanta, GA 30303
                              Attn: Mr. F. McClellan Deaver
                              Telephone No.: (404) 588-8719
                              Telecopier No.: (404) 827-6270




$ 10,000,000            J.P. MORGAN DELAWARE

                        By:  /s/ J. P. Morgan Delaware
                        Title:
                              902 Market Street
                              Wilmington, DE 19801
                              Attn: Mr. David J. Morris
                              Telephone No.: (302) 651-3788
                              Telecopier No.:(302) 654-5336


____________
$200,000,000
============

                                                     EXHIBIT "A-1"

                          COMMITTED NOTE

$                                                 _________, 1993

     Brown Group, Inc., a New York corporation (the "Borrower"), promises to pay to the order of ____________________________(the
"Lender") the lesser of the principal sum of ___________________ Dollars or the aggregate unpaid principal amount of all Committed Loans made by the Lender to the Borrower pursuant to Section 2.2 of the Agreement (as hereinafter defined), in lawful money of the United States in immediately available funds at the main office of The First National Bank of Chicago in Chicago, Illinois, as Agent or as otherwise directed by the Agent pursuant to the terms of the Agreement, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay all Committed
Loans in full on the Termination Date applicable to such Lender.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Committed Loan and the date and amount of each principal payment hereunder provided, however, that any failure to so record shall not affect the Borrower's obligations under any Loan Document.

     This Committed Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of December 22, 1993 (as the same may be amended or modified and in effect from time to time, the "Agreement") among the Borrower, the lenders named therein, including the Lender, The First National Bank of Chicago, as Agent, and The Boatmen's National Bank of St. Louis and Citibank, N.A., as Co-Agents, to which Agreement reference is hereby made for a statement of the terms and conditions under which this Committed Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

                              BROWN GROUP, INC.


                              By:
                              Title:

            SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                TO
               COMMITTED NOTE OF BROWN GROUP, INC.
                 Dated as of _____________, 1993



          Principal      Maturity
          Amount         of Interest    Principal      Unpaid
Date      of Loan        Period         Amount Paid    Balance
- ----      ---------      -----------    ------------   -------

                           EXHIBIT "A-2"

                       COMPETITIVE BID NOTE


                                                  _________, 1993

     Brown Group, Inc., a New York corporation (the "Borrower"), promises to pay, on or before the Termination Date, to the order of ____________________________ (the "Lender") the aggregate unpaid principal amount of all Competitive Bid Loans made by the Lender to the Borrower pursuant to Section 2.3 of the Agreement (as hereinafter defined), in lawful money of the United States in immediately available funds at the main office of The First National Bank of Chicago, as Agent, in Chicago, Illinois or as otherwise directed by the Agent pursuant to the terms of the Agreement, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement. The Borrower shall pay each Competitive Bid Loan in full on the last day of such Competitive Bid Loan's applicable Interest Period.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Competitive Bid Loan and the date and amount of each principal payment hereunder, provided, however, that any failure to so record shall not affect the Borrower's obligations under any Loan Document.

     This Competitive Bid Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of December 22, 1993 (as the same may be amended or modified and in effect from time to time, the "Agreement") among the Borrower, the lenders named therein, including the Lender, The First National Bank of Chicago, as Agent, and The Boatmen's National Bank of St. Louis and Citibank, N.A., as Co-Agents, to which Agreement reference is hereby made for a statement of the terms and conditions under which this Competitive Bid Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.


                              BROWN GROUP, INC.


                              By:
                              Title:

            SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                TO
                     COMPETITIVE BID NOTE OF
                        BROWN GROUP, INC.
                      DATED _________, 1993







          Principal      Maturity
          Amount         of Interest    Principal      Unpaid
Date      of Loan        Period         Amount Paid    Balance
- ----      ----------     -----------    -----------    -------

                            EXHIBIT "B"
                      COMPLIANCE CERTIFICATE

To:  The Lenders parties to the
     Credit Agreement Described Below

     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December 22, 1993 (as amended, modified, renewed or extended and in effect from time to time, the "Agreement") among Brown Group, Inc. (the "Borrower"), the lenders party thereto, The First National Bank of Chicago, as Agent for the Lenders, and The Boatmen's National Bank of St. Louis and Citibank, N.A., as Co-Agents. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.  I am the duly elected _________________________   of the
Borrower;

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     ----------------------------------------------------------


     ----------------------------------------------------------


     ----------------------------------------------------------






     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ______________, 19___.

               SCHEDULE I TO COMPLIANCE CERTIFICATE

     Schedule of Compliance as of ___________________, 19__ with the provisions of Sections 6.19, 6.20, 6.21 and 6.22 of the Agreement.

($000s)   Quarter Ended

SECTION 6.19 - LONG-TERM DEBT TO
 CONSOLIDATED CAPITALIZATION

Long-Term Debt                              +
Current Maturities                          +
Capitalized Leases                          +
Contingent Obligations                      +
Contingent Obligations Limit                -
                                            ------------
LONG TERM DEBT                              $
                                            ============
Net  Worth                                  +
Intangibles                                 -
                                            ------------
CONSOLIDATED TANGIBLE NET WORTH             $
                                            ============

LONG TERM DEBT                              +
TANGIBLE NET WORTH                          +
                                            ------------
CONSOLIDATED CAPITALIZATION
                                            ------------
RATIO                                            :1.0
                                            ------------
**MAXIMUM**                                   .50:1.0
                                            ------------

SECTION 6.20 -  WORKING CAPITAL

Current Assets                              +

Current Liabilities                         -
                                            ------------
ACTUAL                                      $
                                            ============
**MINIMUM**                                 $150,000,000
                                            ------------

SECTION 6.21 - CONSOLIDATED TANGIBLE NET
 WORTH MAINTENANCE

Cumm'l 50% of Net Income                    +
Tangible Net Worth Floor                    +
                                            ------------
Min Consolidated Tangible Net Worth         $
                                            ------------

CONSOLIDATED TANGIBLE NET WORTH             $
                                            ============

SECTION 6.22 - FIXED CHARGE COVERAGE

Pre-tax income                              +
Extraordinary Gains                         -
Extraordinary Cash Gains
(Maximum of $8MM)                           +
Extraordinary Non-cash losses               +
Depreciation and Amortization               +
Interest Expense                            +
Minimum Rent Expense                        +
Contingent Rent                             +
Capital Expenditures                        -
                                            ------------
CASH FLOW                                   $
                                            ------------

Interest Expense                            +
Minimum Rent Expense                        +
Contingent Rent                             +
                                            ------------
FIXED CHARGES                               $
                                            ------------

FIXED CHARGE COVERAGE RATIO                      :1.0
                                           -------------
**MINIMUM **                                     :1.0
                                           -------------

                            EXHIBIT "C"

                  COMPETITIVE BID QUOTE REQUEST
                         (Section 2.3.2)

                                                    _________, 19__

To:   The First National Bank of Chicago,
        as agent (the "Agent")

From: Brown Group, Inc. (the "Borrower")

Re: Credit Agreement dated as of December 22, 1993 (as amended or modified and in effect from time to time, the "Agreement") among the Borrower, the Lenders listed on the signature pages thereof, The First National Bank of Chicago, as Agent, and The Boatmen's National Bank of St.
      Louis and Citibank, N.A., as Co-Agents.

      We hereby give notice pursuant to Section 2.3.2 of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Advance(s):

Borrowing Date: _____________, 19___

Principal Amount(1)                              Interest Period(2)
- -------------------                              ------------------
$
      Such Competitive Bid Quotes should offer [a Competitive
Bid Margin] [an Absolute Rate].

      Upon acceptance by the undersigned of any or all of the Competitive Bid Advances offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made in the Agreement to the extent specified in Article IV thereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

                                                Brown Group, Inc.

                                                By:____________________
                                                Title:_________________


(1) Amount must be at least $5,000,000 and an integral multiple of $1,000,000.
(2) One, two, three or six months (Eurodollar Auction) or up to 270 days (Absolute Rate Auction), subject to the provisions of the definitions of Eurodollar Interest Period and Absolute Rate Interest Period.

                           EXHIBIT "D"

              INVITATION FOR COMPETITIVE BID QUOTES
                         (Section 2.3.3)


                                                     __________, 19__


To:                  [Name of Lender]

Re:                  Invitation for Competitive Bid Quotes to
                     Brown Group, Inc. (the "Borrower")

      Pursuant to Section 2.3.3 of the Credit Agreement dated as of December 22, 1993 (as amended or modified and in effect from time to time, the "Agreement") among the Borrower, the Lenders parties thereto, The First National Bank of Chicago, as Agent, and The Boatmen's National Bank of St. Louis and Citibank, N.A., as Co-Agents, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Advance(s):

Borrowing Date: _____________, 19__

Principal Amount                            Interest Period
- ----------------                            ---------------

$

      Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.3.4 of the Agreement and the foregoing. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

      Please respond to this invitation by no later than [1:00 p.m.] [9:00 a.m.] Chicago time on ____________, 1__.

                                        THE FIRST NATIONAL BANK OF CHICAGO,
                                        as Agent


                                        By: _______________________________

                                        Title:_____________________________

                            EXHIBIT "E"
                      COMPETITIVE BID QUOTE
                         (Section 2.3.4)

                                                __________, 19__

To:         The First National Bank of Chicago, as Agent
            Attn:

Re:         Competitive Bid Quote to Brown Group, Inc. (the Borrower")

In response to your invitation on behalf of the Borrower dated
_________, 199_, we hereby make the following Competitive Bid Quote pursuant to Section 2.3.4 of the Credit Agreement hereinafter referred to and on the following terms:

1. Quoting Lender:__________________________________________
2. Person to contact at Quoting Lender:______________________________

3. Borrowing Date: ____________, 19__(1)
4. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest
   Periods and at the following rates:

Principal   Interest   [Competitive   [Absolute  Minimum
Amount(2)   Period(3)  Bid Margin(4)]  Rate(5)]  Amount(6)
- ---------   ---------  -------------  --------   ---------

$


- ------------------------------------

(1)  As specified in the related Invitation For Competitive Bid
     Quotes.
(2) Principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 and an integral multiple of $1,000,000.
(3) One, two, three or six months or up to 270 days, as specified in the related Invitation For Competitive Bid Quotes.
(4) Competitive Bid Margin over or under the Eurodollar Base Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether "PLUS" or "MINUS".
(5)  Specify rate of interest per annum (rounded to the nearest
     1/100 of 1%).
(6) Specify minimum or maximum amount, if any, which the Borrower may accept and/or the limit, if any, as to the aggregate principal amount of the Competitive Bid Loans of the quoting Lender which the Borrower may accept (see
     Section 2.3.4(ii)(d)).


    We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of December 22, 1993 (as amended or modified and in effect from time to time, the "Credit Agreement") among the Borrower, the Lenders listed on the signature pages thereof, The First National Bank of Chicago, as Agent, and
The Boatmen's National Bank of St. Louis and Citibank,
N.A., as Co-Agents, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Credit Agreement.


                             Very truly yours,

                             [NAME OF BANK]



Dated:_____________, 19__    By:__________________________

                                 Authorized Officer

                             EXHIBIT "F"

                       ASSIGNMENT AGREEMENT

     This Assignment Agreement (this "Assignment Agreement") between ____________________ (the "Assignor") and _______________
(the "Assignee") is dated as of________________, 19__.  The
parties hereto agree as follows:

     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement, dated as of December 22, 1993 (which, as it may be amended, modified, renewed or extended from time to time, is herein called the "Credit Agreement"), among Brown Group, Inc. (the "Borrower"), certain lenders party thereto, and The First National Bank of Chicago, as agent for such lenders, and The Boatmen's National Bank of St. Louis and Citibank, N.A., as Co-Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement. The Assignor desires to assign to the Assignee, and the Assignee desires to assume from the Assignor, an undivided interest (the "Purchased Percentage") in the Commitment of the Assignor such that after giving effect to the assignment and assumption hereinafter provided, the Commitment of the Assignee shall equal $______________ and its percentage of the Aggregate Commitment shall equal
___%.

      2. ASSIGNMENT. For and in consideration of the assumption of obligations by the Assignee set forth in Section 3 hereof and the other consideration set forth herein, and effective as of the Effective Date (as hereinafter defined), the Assignor does hereby sell, assign, transfer and convey to the Assignee all of its right, title and interest in and to the Purchased Percentage of (i) the Commitment of the Assignor (as in effect on the Effective Date),
(ii) each Committed Loan made by the Assignor outstanding on the Effective Date and (iii) the Credit Agreement and the other Loan Documents. Pursuant to Section 12.3.2 of the Credit Agreement, on and after the Effective Date the Assignee shall have the same rights, benefits and obligations as the Assignor had under the Loan Documents with respect to the Purchased Percentage of the Loan Documents, all determined as if the Assignee were a "Lender" under
the Credit Agreement with    % of the Aggregate Commitment.  The
Effective Date shall be the later of ___________ or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto and any consents substantially in the form of Exhibit "II" attached hereto required to be delivered to the Agent by Section
12.3 of the Credit Agreement have been delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date on the Business Day prior to the proposed Effective Date.

     3. ASSUMPTION. For and in consideration of the assignment of rights by the Assignor set forth in Section 2 hereof and the other consideration set forth herein, and effective as of the Effective Date, the Assignee does hereby accept that assignment, and assume and covenant and agree fully, completely and timely to perform, comply with and discharge, each and all of the obligations, duties and liabilities of the Assignor under the Credit Agreement which are assigned to the Assignee hereunder, which assumption includes, without limitation, the obligation to fund the unfunded portion of the Aggregate Commitment in accordance with the provisions set forth in the Credit Agreement as if the Assignee were a "Lender" under the Credit Agreement with ____% of the Aggregate Commitment. The Assignee agrees to be bound by all provisions relating to "Lenders" under and as defined in the Credit Agreement, including, without limitation, provisions relating to the dissemination of information and the payment of indemnification.

     4. PAYMENT OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the Purchased Percentage of the Assignor's Commitment and Loans. The Assignee shall advance funds directly to the Agent with respect to each Loan and reimbursement payments made on or after the Effective Date.
In consideration for the transfer of the assigned obligations hereunder, with respect to each Loan made by the Assignor outstanding on the Effective Date, the Assignee shall pay the Assignor on the Effective Date (or, if Assignee so elects with respect to each Loan bearing interest at a Fixed Rate, on the Payment Date, as hereinafter defined) an amount equal to the Purchased Percentage of any such Loan. If the Assignee elects to make such payment on the Effective Date, with respect to any Loan made by Assignor outstanding on the Effective Date which bears interest at a fixed rate (each an "Outstanding Fixed Rate Loan"), Assignee shall be entitled to receive interest at a rate agreed upon by the Assignee and the Assignor (the "Outstanding Fixed Rate Loan Interest Rate") for the remainder of the existing Interest Period. When Assignee receives interest on the Purchased Percentage of any Outstanding Fixed Rate Loan, Assignee shall remit to Assignor the excess of (a) the interest received by Assignee on the Outstanding Fixed Rate Loan over (b) the Outstanding Fixed Rate Loan Interest Rate. In the event Assignee elects not to pay the Assignor the Purchased Percentage of any such Outstanding Fixed Rate Loan on the Effective Date, the Assignee shall pay the Assignor an amount equal to the Purchased Percentage of such Outstanding Fixed Rate Loan (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Outstanding Fixed Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "Payment Date"). In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Outstanding Fixed Rate Loan sold by the Assignor to the Assignee pursuant to the preceding sentence, the Assignee shall pay to the Assignor interest for such period on such Outstanding Fixed Rate Loan at the applicable rate provided by the Credit Agreement. In the event of a prepayment of any Outstanding Fixed Rate Loan, Assignee shall remit to Assignor the excess of (a) the amount received by the Assignee as breakage costs over (b) the amount which would have been received by the Assignee as a prepayment penalty if the amount of prepayment penalty was based on Outstanding Fixed Rate Loan Interest Rate.
On and after the Effective Date, the Assignee will also remit to the Assignor any amounts of interest on Loans and fees received from the Agent which relate to the Purchased Percentage of Loans made by the Assignor accrued for periods prior to the Effective Date or the Payment Date as applicable. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto. ***[This Section subject to modification by the Assignor and the Assignee]***

     5. FEES PAYABLE BY ASSIGNEE. On each day on which the Assignee receives a payment of interest or fees under the Credit Agreement (other than a payment of interest or fees which the Assignee is obligated to deliver to the Assignor pursuant to
Section 4 hereof, which shall be excluded in determining fees payable to the Assignor pursuant to this Section), the Assignee shall pay to the Assignor a fee. The amount of such fee shall be the difference between (i) the amount of such interest or fee, as applicable, received by the Assignee and (ii) the amount of the interest or fee, as applicable, which would have been received by
the Assignee if each interest rate was     of 1%  less than the
interest rate paid by the Borrower or if the facility fee was of 1% less than the facility fee paid by the Borrower pursuant to
Section 2.4.2, as applicable.  In addition, the Assignee agrees to
pay    % of the fee required to be paid to the Agent pursuant to
Section 12.3.2 of the Credit Agreement. ***[This Section subject to modification by the Assignor and the Assignee]***

     6. CREDIT DETERMINATION; LIMITATIONS ON ASSIGNOR'S LIABILITY. The Assignee represents and warrants to the Assignor that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as the Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by the Assignor, the Agent or any Lender. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no representation or warranty of any kind to the Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any other Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents, except for its or their own bad faith or willful misconduct.

     7. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees, which attorney's may be employees of the Assignee) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's performance or non-performance of obligations assumed under this Assignment Agreement.

     8. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained,
(ii) the assignee under such assignment from the Assignee shall agree to assume all of the Assignee's obligations hereunder in a manner satisfactory to the Assignor and (iii) the Assignee is not thereby released from any of its obligations to the Assignor hereunder.

     9. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage of the Aggregate Commitment assigned to the Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of the Assignee shall be recalculated based on the reduced Aggregate Commitment.

     10. ENTIRE AGREEMENT. This Assignment Agreement ****[and the attached consent]**** embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     11. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

     12. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party's name on the signature pages hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                              [NAME OF ASSIGNOR]

                              By:____________________
                              Title:_________________



                              [NAME OF ASSIGNEE]

                              By:____________________
                              Title:_________________

                            EXHIBIT "I"

                       NOTICE OF ASSIGNMENT


To:       Brown Group, Inc.*
          __________________________
          __________________________


          THE FIRST NATIONAL BANK OF CHICAGO, as Agent
          One First National Plaza
          Chicago, IL 60670

From:     [NAME OF ASSIGNOR]

          [NAME OF ASSIGNEE]


                                          ____________, 19__

          1. We refer to that Credit Agreement dated as of December 22, 1993 (which, as it may be amended, modified, renewed or extended and in effect from time to time, is herein called the "Credit Agreement") among Brown Group, Inc. (the "Borrower"), certain lenders party thereto (each a "Lender"), including ___________________ (the "Assignor"), The First National Bank of Chicago, as agent for the Lenders (as such, the "Agent"), and The Boatmen's National Bank of St. Louis and Citibank, N.A., as Co-Agents. Capitalized terms used herein and in any consent delivered in connection herewith and not otherwise defined herein or in such consent shall have the meanings attributed to them in the Credit Agreement.

          2. This Notice of Assignment (this "Notice") is given and delivered to ****[the Borrower and]**** the Agent pursuant to
Section 12.3.2 of the Credit Agreement.

          3.   The Assignor and ___________________ (the
"Assignee") have entered into an Assignment Agreement, dated as of __________, 19__, pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor, an undivided interest in and to all of the Assignor's rights and obligations under the Credit Agreement such that Assignee's percentage of the Aggregate Commitment shall equal
%, effective as of the "Effective Date" (as hereinafter defined). The "Effective Date" shall be the later of ______ or two Business
___________________________

*To be included only if consent must be obtained from the Borrower pursuant to Section 12.3.1 of the Credit Agreement.

Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections
12.3.1 and 12.3.2 of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

          4. As of this date, the percentage of the Assignor in the Aggregate Commitment and Committed Advances is ____%. As of the Effective Date, the percentage of the Assignor in the Aggregate Commitment and Committed Advances will be ____% (as such percentage may be reduced or increased by assignments which become effective prior to the assignment to the Assignee becoming effective) and the percentage of the Assignee in the Aggregate Commitment and Committed Advances will be ____%.

          5. The Assignor and the Assignee hereby give to the ****[Borrower and the]**** Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before _______, 19__ to determine if the assignment to the Assignee will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the assignment to the Assignee does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed
to by the Assignor and the Assignee.   At the request of the Agent,
the Assignor will give the Agent written confirmation of the occurrence of the Effective Date.

          6. The Assignee hereby accepts and assumes the assignment and delegation referred to herein and agrees as of the Effective Date (i) to perform fully all of the obligations under the Credit Agreement which it has hereby assumed and (ii) to be bound by the terms and conditions of the Credit Agreement as if it were a "Lender".

          7. The Assignor and the Assignee request and agree that any payments to be made by the Agent to the Assignor on and after the Effective Date shall, to the extent of the assignment referred to herein, be made entirely to the Assignee, it being understood that the Assignor and the Assignee shall make between themselves any desired allocations.

          8. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $2,500 required by Section 12.3.2 of the Credit Agreement.

          9. The Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver [new Notes or, as appropriate,] replacement Notes, to the Assignor and the Assignee in accordance with Section 12.3.2 of the Credit Agreement. The Assignor [and the Assignee] agree[s] to deliver to the Agent the original Notes received from it by the Borrower upon its receipt of new Notes in the amounts set forth above.

          10. The Assignee advises the Agent that the address listed below is its address for notices under the Credit Agreement:

                         ____________________________
                         ____________________________
                         ____________________________


[NAME OF ASSIGNOR]                      [NAME OF ASSIGNEE]

By:__________________________           By:_________________________


Title:_______________________           Title:______________________

                            EXHIBIT "II"

                        CONSENT AND RELEASE

TO:     [NAME OF ASSIGNOR]           [NAME OF ASSIGNEE]
        __________________           _________________
        __________________           _________________


                                           __________, 19__

        1. We acknowledge receipt from ____________________ (the "Assignor") and _______________________ (the "Assignee") of the
Notice of Assignment, dated as of ______________, 19__ (the "Notice"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Notice.

        ****[2. In consideration of the assumption by the Assignee of the obligations of the Assignor as referred to in the Notice, the Borrower hereby (i) irrevocably consents, as required by
Section 12.3.1 of the Credit Agreement, to the assignment and delegation referred to in the Notice and (ii) as of the Effective Date, irrevocably reduces the percentage of the Assignor in the Aggregate Commitment by the percentage of the Aggregate Commitment assigned to the Assignee and releases the Assignor from all of its obligations to the Borrower under the Loan Documents to the extent that such obligations have been assumed by the Assignee.]****

        3. The Agent is hereby requested to prepare for issuance by the Borrower new Notes as requested by the Assignor and the Assignee in the Notice.

        ****[4. In consideration of the assumption by the Assignee of the obligations of the Assignor as referred to in the Notice, the Agent hereby (i) irrevocably consents, as required by Section
12.3.1 of the Credit Agreement, to the assignment and delegation referred to in the Notice, (ii) as of the Effective Date, irrevocably releases the Assignor from its obligations to the Agent under the Loan Documents to the extent that such obligations have been assumed by the Assignee, and (iii) agrees that, as of the Effective Date, the Agent shall consider the Assignee as a "Lender" for all purposes under the Loan Documents to the extent of the assignment and delegation referred to in the Notice.]****

    THE BROWN GROUP, INC.            THE FIRST NATIONAL BANK OF CHICAGO,
                                     as Agent

    By:________________________      By:_______________________________
    Title:_____________________      Title:____________________________

****Paragraphs 2 and 4 are to be included only if the consent of the Borrower and/or the Agent is required pursuant to Section
12.3.1 of the Credit Agreement.

                             EXHIBIT "G"
          LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To: The First National Bank of Chicago,
    as Agent (the "Agent") under the Credit Agreement
    Described Below.

Re: Credit Agreement dated as of December 22, 1993 (as the same may be amended or modified and in effect, the "Credit
    Agreement") among Brown Group, Inc. (the "Borrower"), the
    Lenders named therein, the Agent, and The Boatmen's National
    Bank of St. Louis and Citibank, N.A., as Co-Agents.

    Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

    The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with
Section 2.5.8 of the Credit Agreement.

Facility Identification Number(s)_________________________

Customer/Account Name    Brown Group, Inc.
                      ------------------------------------

Transfer Funds To    The Boatmen's National Bank of St. Louis
                  -----------------------------------------------
                  [Routing No. 0810-0003-2]
                  -----------------------------------------------

For Account No.         100101058829
                  ----------------------------
Reference/Attention To    Treasurer
                      -------------------------

Authorized Officer (Customer   Representative)  Date_________________


_______________________________    _____________________________
       (Please Print)                         Signature

Bank Officer Name                  Date__________________

_______________________________    _____________________________
      (Please Print)                              Signature

(Deliver Completed Form to Credit Support Staff For Immediate
Processing)

                             EXHIBIT "H"
                          FORM OF OPINION

                                      ______________, 1993

To the Agent and the Lenders who are parties to the Credit Agreement described below.

Gentlemen/Ladies:

   I am general counsel for Brown Group, Inc., a New York corporation (the "Borrower"), and have represented the Borrower in connection with its execution and delivery of a Credit Agreement dated as of December 22 , 1993 (the "Agreement") among the Borrower, the Lenders named therein, The First National Bank of Chicago, as Agent, and The Boatmen's National Bank of St. Louis and Citibank, N.A., as Co-Agents, providing for Advances in an aggregate principal amount not exceeding $200,000,000 at any one time outstanding. All capitalized terms used in this opinion and not otherwise defined shall have the meanings attributed to them in the Agreement.

   I have examined the Borrower's articles of incorporation, by-laws, resolutions, the Loan Documents and such other matters of fact and law which I deem necessary in order to render this opinion. Based upon the foregoing, it is my opinion that:

   l. The Borrower and each Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their states of incorporation and have all requisite authority to conduct their business in each jurisdiction in which their business is conducted.

   2. The execution and delivery of the Loan Documents by the Borrower and the performance by the Borrower of the Obligations have been duly authorized by all necessary corporate action and proceedings on the part of the Borrower and will not:

       (a)  require any consent of the Borrower's shareholders;

       (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries; or

       (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries.

   3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

   4. There is no litigation or proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

   5. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or in connection with the payment by the Borrower of the Obligations.

   This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees.


                        Very truly yours,




cc:  Bryan Cave
     One Metropolitan Square
     211 N. Broadway
     St. Louis, Missouri  63102-2705

                             EXHIBIT "I"

                 [FORM OF CONFIDENTIALITY LETTER]

                                     ______________, 19___




Re:  Brown Group, Inc. (the "Borrower")

Dear _______________:

   You have asked to receive from us certain information with respect to the Borrower which is non-public, confidential or proprietary in nature (collectively, the "Information") in order to evaluate your possible participation in certain credit facilities extended or to be extended to the Borrower ("the Credit Facilities"). In consideration of our disclosure to you of the Information, as you agree as follows:

   1. Non-Disclosure. You will keep the information confidential and, without our prior written consent, you will not disclose any of the Information except:

       (a)  to your directors, employees, auditors or counsel
(collectively "representatives") to whom it is necessary to show the Information, each of which shall be informed by your of the confidential nature of the Information;

       (b) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over you, or as may otherwise be required by law (provided that you shall give us prior notice of the disclosure permitted by this clause (b) unless such notice is prohibited by the subpoena, order or law); and

       (c) upon the request or demand of any regulatory agency or authority having jurisdiction over you.

   2. Use of Information. You will use the Information only for the purposes of evaluating the proposed Credit Facilities and making any necessary credit judgments with respect thereto. You will not use the Information in a manner prohibited by any law, including without limitation, the securities laws of the United States.

   3. Return of Documents. You will, upon demand, return to us all documents or other written material received from us and all copies thereof made by you which contain the Information which have not been properly disposed of by you.

   4. Public Information. The restrictions contained herein shall not apply to Information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your representatives; (b) becomes available to you on a non-confidential basis form a source other than us or one of our agents or (c) was known to you on a non-confidential basis prior to its disclosure to you by us or one of our agents.

   5. Disclaimer. It is understood and agreed that we are under no obligation to verify the accuracy of any of the Information and make no representation or warranty of any kind, and shall have no liability with respect to, the accuracy, completeness or sufficiency of the Information.

   6. General Provision. This agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements of all the parties relating to the subject matter hereof. Upon your execution of definitive loan documents, some or all of your confidentiality obligations with respect to the information may be superseded by the confidentiality provisions of the loan documents. This agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

   If you are in agreement with the foregoing, please acknowledge your acceptance of the terms and conditions contained herein by executing and returning a copy of this agreement as provided below to the attention of the undersigned by FAX (___) _____-_____ with the original to follow by mail.

                                     Very truly yours,

                                     __________________________
                                     [Name of Prospective Seller
                                      or Assignor]

                                     By:

                                     Its:

Accepted and agreed to:

- -----------------------------------
[Name of Prospective
 Participant or Assignee]

By:  ______________________

Its: ______________________

Date:  ____________________

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